Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Compass Diversified Holdings and subsidiaries on Form 10-K for the year ended December 31, 2017. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Compass Diversified Holdings and subsidiaries on Forms S-3 (File No. 333-147217 and File No. 333-214949).

/s/ GRANT THORNTON LLP
New York, New York
February 28, 2018